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Exhibit 10.60

EMPLOYMENT AGREEMENT

        This Employment Agreement is dated as of October 20, 2003 (the "Agreement"), and is between Worldspan, L.P., a limited partnership organized and existing under the laws of Delaware (the "Company"), Travel Transaction Processing Corporation, a corporation organized and existing under the laws of Delaware ("Holding"), and Ninan Chacko (the "Executive").

W I T N E S S E T H:

        WHEREAS, commencing on the date hereof, the Company desires that the Executive serve as the Company's Senior Vice President of Product Planning, and the Executive desires to accept such position, in each case, on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between Holding, the Company and the Executive as follows:

        1.     Agreement to Employ; No Conflicts. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, in each case, as of October 20, 2003 (the "Effective Date"). The Executive represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

        2.     Term; Positions and Responsibilities. (a) Term. Unless the Executive's employment shall sooner terminate pursuant to Section 7, the Company shall employ the Executive for a term commencing on the Effective Date, and continuing until the third anniversary of the Effective Date. Thereafter, this Agreement will automatically renew for successive and consecutive additional one year periods following the end of its initial term and any extended term, unless the Company or the Executive gives the other party written notice at least 90 days prior to the date the term hereof would otherwise renew that it or he does not want the term to be so extended. The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period."

          (b)   Position and Responsibilities. During the Employment Period, the Executive shall serve as the Company's Senior Vice President of Product Planning, reporting directly to the Company's Chief Executive Officer. The Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with the Executive's title and position as Holding's Board of Directors (the "Board") or the Company's Chief Executive Officer specifies from time to time. The Executive's position and responsibilities shall require him to relocate to Atlanta, Georgia.

          (c)   Business Time. During the Employment Period, the Executive agrees to devote his full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for periods of vacation and sick leave to which he is entitled and other activities specifically approved by the Board or the Company's Chief Executive Officer.

        3.     Compensation. (a) Base Salary. As compensation for the services to be performed by the Executive during the Employment Period, the Company shall pay the Executive a base salary at an annualized rate of $300,000, payable in installments on the Company's regular payroll dates (but no less frequently than monthly). The Board shall review the Executive's base salary annually during the Employment Period and, in its sole discretion, may increase such base salary from time to time. The annual base salary payable to the Executive under this Section 3(a), as the same may be increased from time to time, shall hereinafter be referred to as the "Base Salary."

          (b)   Performance Bonus. During the Employment Period, in addition to the Base Salary, the Executive shall be afforded an annual cash incentive bonus opportunity (the "Performance Bonus") with a target Performance Bonus as determined by the Company's Chief Executive Officer that is equal to between 40% and 50% of the Executive's Base Salary (the "Target Bonus"), which shall be payable if the Company achieves 100% of the performance objectives established from time to time by the Board or a committee thereof for the applicable period (the "Bonus Targets"), provided that if the actual performance of the Company for such period either exceeds or does not meet 100% of the Bonus Targets, then the amount of the Performance Bonus shall be adjusted positively or negatively according to the tiers specified in Appendix A, and provided further that the annual Performance Bonus shall be at least $75,000 irrespective of the Company's performance relative to the Bonus Targets. The Performance Bonus for calendar year 2003 and any year thereafter in which the Executive's employment terminates pursuant to Section 2 shall be prorated to reflect the percentage of the year the Executive was employed by the Company. The actual amount payable in any period in respect of the Performance Bonus shall hereinafter be referred to as the "Incentive Bonus." The Incentive Bonus shall be paid as soon as practicable following the receipt by the Board of the Company's audited financial statements for the year it is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

          (c)   Signing Bonus. As consideration for entering into this Agreement, the Company shall pay the Executive a $200,000 signing bonus (the "Signing Bonus") on the Effective Date. The Executive shall be required to reimburse the Company for the full amount of the Signing Bonus if he voluntarily terminates employment with the Company without Good Reason (as defined in Section 7(c) below) at any time prior to the first anniversary of the Effective Date.

        4.     Equity Arrangements. (a) Purchase of Common Stock. On the Effective Date, the Executive shall be required to purchase 300,000 shares of the common stock of Holding (the "Promote Shares") with an aggregate value equal to $95,745, provided that Holding shall not be required to offer or sell the Promote Shares to the Executive at any time at which making such an offer or selling the Promote Shares would violate any applicable securities laws. The terms and conditions of the Executive's purchase of the Promote Shares, including, but not limited to, the right of first offer of Holding and certain of its stockholders with respect to the Promote Shares, the right of Holding and certain of its stockholders to purchase the Promote Shares from the Executive under certain circumstances and certain restrictions on the Executive's ability to transfer the Promote Shares shall be set forth in (i) the terms of the Holding stock incentive plan adopted on June 30, 2003 (as amended from time to time, the "Stock Incentive Plan"), (ii) a restricted stock subscription agreement to be entered into by the Executive and Holding, (iii) the stockholders' agreement (as amended from time to time, the "Stockholders Agreement") entered into on June 30, 2003 by Citigroup Venture Capital Equity Partners, L.P., a limited partnership organized under the laws of Delaware ("CVC"), Ontario Teachers' Pension Plan Board, a corporation without share capital organized under the laws of Ontario, Canada ("OTPP"), and certain other stockholders and (iv) a registration rights agreement entered into on June 30, 2003 by Holding, CVC, OTPP, and certain stockholders of Holding, as it may be amended from time to time. Copies of such agreements have been provided to the Executive.

          (b)   Options. Pursuant to the terms of the Stock Incentive Plan and a stock option agreement to be entered into by the Executive and Holding as of the date hereof (the "Option Agreement"), the Executive shall receive a grant of 250,000 non-qualified options to purchase the common stock of Holding. 125,000 of such options shall be granted as Series 1 Options (as defined in the Option Agreement), and the remaining 125,000 options shall be granted as Series 2 Options (as defined in the Option Agreement).

        5.     Employee Benefits. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all medical benefit, hospitalization, group life insurance, long term disability, and other employee welfare benefit plans that the Company provides to other senior executives (collectively, "Group Insurance Plans"). The Executive shall also be entitled to participate in any qualified and non-qualified pension plans and deferred compensation plans that the Company provides to other senior executives (or be provided benefits equivalent to what he would receive under such plans).

        6.     Perquisites and Expenses. (a) General. During the Employment Period, the Executive shall be entitled to participate in any special benefit or perquisite program generally available from time to time to senior officers of the Company on the terms and conditions then prevailing under such program.

          (b)   Business Travel, Lodging, etc. The Company shall reimburse the Executive for reasonable travel, lodging, meals, business-related entertainment, and other reasonable expenses incurred by him in connection with his performance of services hereunder, upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with the Company's expense substantiation policy applicable to its senior executives as in effect from time to time (the "Expense Policy").

          (c)   Automobile Allowance. The Executive shall receive a monthly automobile allowance equal to $1,000.

          (d)   Vacation. During the Employment Period, the Executive shall be entitled to three weeks of paid vacation on an annualized basis without carryover accumulation, and may receive a longer vacation period pursuant to policies the Board, in its sole discretion, may adopt from time to time for its senior executive officers. The Executive shall be entitled to take sick leave in accordance with the Company's policy for its senior executives as in effect from time to time.

          (e)   Relocation Expenses. The Company shall reimburse the Executive for reasonable relocation expenses approved by the Board in an amount equal to the expenses of moving to Atlanta from the Dallas, Texas area. Such reasonable expenses shall include any customary and reasonable realtor commissions paid by the Executive in connection with the sale of his Dallas, Texas area home, but shall not include any additional expenses incurred in connection with the sale of such home. Reasonable relocation expenses shall be reimbursed within 30 days following submission of evidence, satisfactory to the Company, of the incurrence of each such expense and otherwise in accordance with the Expense Policy.

        7.     Termination. (a) Death and Disability. Executive's employment shall terminate automatically upon the Executive's death and may be terminated by the Company following the Executive's Disability. For purposes of this Agreement, "Disability" shall mean any physical or mental ailment or incapacity, as determined by a licensed physician mutually agreed to by the Company and the Executive, which (i) prevents the Executive from performing his duties hereunder for 60 consecutive calendar days or longer, or for 90 total calendar days in any 12-month period and (ii) which is expected to be permanent.

          (b)   Termination by the Company. The Company may terminate the Executive's employment with or without Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony involving moral turpitude that results in harm to the Company or its affiliates, (ii) a judicial determination that the Executive committed fraud, misappropriation, or embezzlement against any Person, or (iii) the Executive's breach of any terms of this Agreement or willful or gross and repeated neglect or misconduct in the performance of his duties under Section 2(b) hereof, and that the Board in each instance determines in good faith has caused material harm to the Company or its affiliates or stakeholders, provided that in the case of the preceding clause (iii), the Company shall first have given the Executive written notice identifying the Executive's breach, neglect or misconduct, and the Executive shall have failed to satisfactorily cure (as determined in good faith by the Board) such breach, neglect, or misconduct within 30 days after receiving such written notice from the Company.

          (c)   Termination by Executive. The Executive may terminate his employment at any time with or without Good Reason. For purposes of this Agreement, "Good Reason" means any of the following actions by the Company without the Executive's written consent:

            (A)  The failure by the Company or Holding to elect the Executive to the offices set forth in Section 2 or the removal of the Executive from any such offices;

            (B)  A reduction in the Executive's Base Salary or Performance Bonus opportunity;

            (C)  the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor as contemplated by Section 10(b);

          provided that the Executive shall have first delivered a written notice to the Board of his intention to terminate his employment for Good Reason within 30 days of having actual knowledge of such act or acts or failure or failures to act and such notice stating in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and the Company shall have failed to cure such breach, act, failure or conduct within 30 days after receiving such written notice from the Executive

          (d)   Notice of Termination. Any termination by the Company for Cause or without Cause and any termination by the Executive for Good Reason shall be communicated by written notice (a "Notice of Termination") given in accordance with Section 11(e) hereof specifying the applicable termination provision in this Agreement relied upon.

          (e)   Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date specified in such Notice of Termination (or, if later, the expiration of any applicable cure or notice period) and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

          (f)    Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or as of such earlier date as the Company may request following the receipt or delivery of a Notice of Termination, the Executive shall resign, in writing, from all positions then held by him with the Company and its subsidiaries, and hereby authorizes the Company to execute on his behalf any and all instruments of resignation necessary to effect the foregoing.

        8.     Obligations of the Company upon Termination. (a) General. If the Executive's employment is terminated for any reason during the Employment Period, the Executive shall be entitled to receive (i) the Executive's full Base Salary earned and accrued through the Date of Termination (the "Earned Salary") and (ii) any vested amounts or benefits owing to the Executive under or in accordance with the terms and conditions of this Agreement and the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations"). Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days, following the Date of Termination (or at such earlier date required by law) and Accrued Obligations shall be paid in accordance with the terms of this Agreement and the applicable plan, program or arrangement.

          (b)   Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, the Executive (or the Executive's beneficiaries or legal representatives under this Agreement) shall, in addition to the amounts provided in Section 8(a), be entitled to receive any benefits payable due to the Executive's death or Disability under this Agreement and the Company's plans, policies or programs and a Prorated Performance Bonus (as defined in clause 8(c)(i) below) (the "Additional Benefits") and, but without duplication, continued participation in the Group Insurance Plans on the same terms as such plans are being provided to the Company's senior executives for a period of 12 months following the Date of Termination for the Executive, his spouse and his dependents, as applicable. Additional Benefits shall be paid in accordance with the terms of this Agreement and the applicable plan, policy or program.

          (c)   Termination by the Company other than for Cause or by the Executive for Good Reason. Subject to the provisions of Section 8(e), if, during the Employment Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates his employment for Good Reason (each such termination an "Involuntary Termination"), the Executive shall, in addition to the amounts provided in Section 8(a), be entitled to receive (i) a pro-rata portion of the Performance Bonus or similar incentive compensation arrangement in effect on the Date of Termination (the "Prorated Performance Bonus") equal to the Target Bonus for the year in which the Executive's Employment is terminated (the "Partial Year") multiplied by a fraction, the numerator of which is equal to the number of days the Executive was employed by the Company during the Partial Year and the denominator of which is 365, (ii) continuation of the Executive's Base Salary in effect at the Date of Termination (the "Continued Salary") for a period beginning on the Date of Termination and ending on the first anniversary thereof (the "Continuation Period") and (iii) continued participation in the Group Insurance Plans for the Executive, his spouse and his dependents, as applicable, on the same terms as such plans are being provided to the Company's senior executives during the Continuation Period.

          Any Prorated Performance Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days following the Date of Termination (or at such earlier date required by law). The Continued Salary shall be payable in accordance with Section 3(a) as if the Executive remained a senior officer of the Company.

          (d)   Termination Following a Change of Control.

            (i)    Subject to the provisions of Section 8(e), if, during the Employment Period there is a Change of Control (as defined below), and the Executive incurs an Involuntary Termination prior to the first anniversary of a Change in Control, the Executive shall, in addition to the amounts provided in Section 8(a), but in lieu of any other payments he may otherwise be entitled to under Section 8 of this Agreement, be entitled to receive (i) the Prorated Performance Bonus, (ii) a cash amount equal to one and one half (1.5) times the sum of (A) the Executive's Base Salary in effect on the Date of Termination and (B) the Incentive Bonus paid in the year immediately preceding the year in which the Date of Termination occurs (the aggregate amount being the "Severance Payment"), and (iii) continued participation in the Group Insurance Plans on the same terms as such plans are being provided to the Company's senior executives for a period of 18 months following the Date of Termination for the Executive, his spouse, and his dependents, as applicable.

          Any Prorated Performance Bonus shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 14 days following the Date of Termination (or at such earlier date required by law). The Severance Payment shall be paid within 14 days of the Date of Termination.

            (ii)   For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

              (A)  any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than CVC, OTPP, or any of their

      Affiliates or Qualified Transferees (as such terms are defined in the Stockholders Agreement), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holding representing more than 50% of the combined Voting Power (as defined below) of Holding's securities;

              (B)  within any 24-month period commencing after an initial public offering of the common stock of Holding, the persons who were directors of Holding at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to Holding, provided that any director (i) elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office or (ii) designated to serve on the Board by CVC or OTPP pursuant to the Stockholder's Agreement shall be deemed to be an Incumbent Director for purposes of this definition of Change in Control

              (C)  the stockholders of Holding, if at the time in question Holding is a stock company, approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of Holding (a "Corporate Event"), and immediately following the consummation of which the stockholders of Holding immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 50% of the consolidated assets of Holding immediately prior to such Corporate Event; or

              (D)  any other event occurs which the Board declares to be a Change of Control.

          Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred (a) merely as a result of an underwritten offering of the equity securities of Holding where no Person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than 50% of the beneficial ownership interests in such securities.

          For purposes of this Section 8(d)(ii), a specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

          (e)   Release. The Executive's receipt of the benefits described in Sections 8(c) and 8(d) is conditioned on the Executive first executing and delivering to the Company a general release of all claims against the Company in substantially the form attached hereto as Exhibit A. The Company's obligation to make any of the payments and extended benefits described in Sections 8(c) or 8(d) that are in addition to the payments provided in Section 8(a) shall immediately cease, and the Executive shall immediately return any such post-termination payments from the Company should the Board determine in good faith that the Executive has materially violated the confidentiality, ownership of developments, non-competition, or non-solicitation provisions contained in Section 9 of this Agreement.

          (f)    Discharge of the Company's Obligations. The amounts payable to the Executive pursuant to this Section 8 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, other than rights arising under any other agreement, plan, program or arrangement to which the Executive is a party or is covered, including but not limited to those referred to in Section 4 of this Agreement. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims based on provisions of this Agreement and the Executive's employment with the Company and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its subsidiaries, other than as excepted above.

          (g)   Certain Payment Adjustments.

            (i)    If any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company, any person whose actions result in a Change in Control of the Company, or any subsidiary (collectively, the "Covered Payments and each a "Payment"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would thereby subject the Executive to the tax (together with any interest or penalties inherently associated with the imposition of such tax, the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including, but not limited to, any income taxes, Excise Taxes and any interest or penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (ii)   Promptly after delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all Covered Payments as of the projected Date of Termination, together with the projected maximum amount which can be paid to the Executive without the Executive incurring an Excise Tax (such amount, the "Payment Cap"). All determinations required to be made under this Section 8(g), including the Payment Cap and whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"). The Accountants shall provide detailed supporting calculations to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment (or, if later, within 15 days of the date it is determined by the Accountants that the Payment is subject to the Excise Tax, provided that the Accountants shall provide such calculations no later than 30 days after receipt of such notice from the Executive). Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Executive within five days of the receipt of the Accountant's determination. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments may not have been made by the Company that should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Subsection 8(g)(iii) of this Agreement (below) and the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive (less any amount previously advanced pursuant to Section 8(g)(iii)). If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that the Excise Tax is less than the amount taken into account under Subsection 8(g)(i) of this Agreement (above) the Executive shall repay to the Company within 30 days of the Executive's receipt of notice of such Final Determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest (on an after-tax basis) received by the Executive on the amount of such repayment (including without duplication any amount previously advanced pursuant to Section 8(g)(iii)).

            (iii)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 15 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

              (A)  give the Company any information reasonably requested by the Company relating to such claim;

              (B)  take such action in connection with contesting such Claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

              (C)  cooperate with the Company in good faith in order effectively to contest such claim; and

              (D)  permit the Company to participate in any proceedings relating to such claim;

    provided, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Subsection 8(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amounts claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

        9.     Restrictive Covenants. (a) Confidentiality. In view of the fact that the Executive's work for the Company will bring him into close contact with many confidential affairs of the Company, information not readily available to the public, and also the Company's plans for further developments or activities, the Executive agrees during the Employment Period and thereafter to keep and retain in the strictest confidence all confidential matters ("Confidential Information") of the Company and its affiliates, including, but not limited to, "know how," financial information or plans; track records and other performance data; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information; information concerning new or potential products or markets; information concerning new or potential investors, customers, clients or shareholders; trade secrets; pricing policies; operational methods; technical processes; computer code; formulae, inventions and research projects; and other business affairs of the Company and its affiliates, that the Executive may develop or learn in the course of his employment, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company, except (A) in good faith, in the course of performing his duties under this Agreement, (B) with the Company's express written consent (it being understood that Confidential Information shall not be deemed to include any information that is publicly disclosed by the Company) or (C) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further). On the occasion of the Executive's termination as an employee of the Company, or at any time the Company may so request, the Executive will return to the Company all tangible embodiments (in whatever medium) relating to Confidential Information that he may then possess or have under his control.

          (b)   Ownership of Developments. The Executive agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Executive (either alone or with others) during the Employment Period (collectively "Developments"); provided that the Company shall not own Developments for which no equipment, supplies, facility or Confidential Information of the Company was used, and which were developed entirely on the Executive's time and do not relate to the business of the Company. Subject to the foregoing, the Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others during the Employment Period. The Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Executive shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Executive. In addition, and not in contravention of any of the foregoing, the Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of the employment relationship and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USCA, § 101).

          (c)   Non-Competition. During the Employment Period and for a two year period thereafter, the Executive shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity listed on Appendix B, any other entity as to which the Company and Rakesh Gangwal mutually agree should be subject to the non-competition provisions contained in Section 9(c) of the Employment Agreement, dated as of June 30, 2003, between the Company and Mr. Gangwal, or any other entities as the Company and the Executive shall agree from time to time.

          (d)   Non-Solicitation of Employees. During the Employment Period and for a two year period thereafter, the Executive shall not, directly or indirectly, for the Executive's own account or for the account of any other natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a "Person") in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations during the Employment Period, (i) solicit for employment, employ, engage to perform services or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates at any time during the Employment Period (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the Date of Termination or otherwise as of the date of Executive's termination of employment with Company), other than any such solicitation or employment on behalf of the Company or any of its affiliates during the Employment Period, or (ii) induce any employee of the Company or any of its affiliates who is a member of management to engage in any activity which the Executive is prohibited from engaging in under any of the paragraphs of this Section 9 or to terminate his or her employment with the Company.

          (e)   Injunctive Relief with Respect to Covenants; Certain Acknowledgements and Agreements.

            (i)    The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality, ownership of developments, non-competition, and non-solicitation relate to special, unique, and extraordinary matter and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants and obligations referred to in this Section 9. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

            (ii)   If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

            (iii)  The Executive acknowledges and agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company and its affiliates and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by the Executive to harm, the Company and its affiliates and that (i) in the course of his employment with the Company, the Executive will obtain Confidential Information that could be used to compete unfairly with the Company and its affiliates, (ii) the covenants and restrictions contained in Section 9 are intended to protect the legitimate interests of the

    Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, (iii) the Executive desires to be bound by such covenants and restrictions, and (iv) the Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in Section 9, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

        10.   Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors, including any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of ownership interests, or otherwise. The Company shall require any such successor to expressly acknowledge and agree in writing to assume the Company's obligations hereunder

        11.   Miscellaneous. (a) Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws. Subject to Section 11(b), in any action or proceeding brought with respect to or in connection with this Agreement, the Company and the Executive both hereby irrevocably agree to submit to the jurisdiction and venue of the courts of the State of New York, and both parties consent to receive service of process in the State of New York. Subject to Section 11(b), the Company and the Executive both agree that any action or proceeding in connection with this Agreement shall be brought exclusively in a United States court located in the State of New York.

          (b)   Arbitration. Except to the extent provided in Section 9(e), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The Company and the Executive agree that arbitration costs shall be borne by the losing party.

          (c)   Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (d)   Entire Agreement. This Agreement, together with the Stockholders Agreement, the Stock Incentive Plan, the Option Agreement and the stock subscription agreement referred to in Section 4, constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he has been represented by counsel, is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement, and that he understands it and its legal consequences.

          (e)   Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at the home address of the Executive noted on the records of the Company
If to Holding:	Travel Transaction Processing Corporation c/o Citigroup Venture Capital Equity Partners, LP 399 Park Avenue, 14th Floor New York, New York, 10022 Attention: Joseph Silvestri
Travel Transaction Processing Corporation c/o Ontario Teachers' Pension Plan Board 5650 Yonge Street Toronto, Ontario M2M 4H5 Attention: Shael Dolman
and to:
Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, Pennsylvania 19103 Attention: Geraldine A. Sinatra
Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attention: Margaret A. Davenport
If to the Company:	Worldspan, L.P. 300 Galleria Parkway, N.W. Atlanta, Georgia 30339 Attn: General Counsel

  or to such other address as a party may from time to time designate in writing in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

          (f)    Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (g)   Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

          (h)   Waiver. Waiver by any party hereto of any breach or default by another party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by a party hereto to assert its or his rights hereunder on any occasion or series of occasions.

          (i)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

          (j)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Executive has executed this Agreement and Holding has caused this Agreement to be executed in its name on its behalf, all as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION
By:	/s/ DOUGLAS L. ABRAMSON Name: Douglas L. Abramson Title: Senior Vice President—Human Resources, General Counsel and Secretary
WORLDSPAN, L.P.
By:	/s/ DOUGLAS L. ABRAMSON Name: Douglas L. Abramson Title: Senior Vice President—Human Resources, General Counsel and Secretary
EXECUTIVE:
/s/ NINAN CHACKO Ninan Chacko

Appendix A

Target Bonus Tiers

90% of Bonus Targets	—	50% of Target Bonus
100% of Bonus Targets	—	100% of Target Bonus
120% of Bonus Targets	—	186% of Target Bonus

Appendix B

Abacus Distribution Systems pte. Ltd.
Amadeus Global Travel Distribution, S.A.
Galileo International, LLC
Sabre, Inc.
AXESS
Infini
Travelsky
Pegasus Solutions Inc.
Wizcom International, Ltd.
Cendant

Exhibit A

[FORM OF]
GENERAL RELEASE OF ALL CLAIMS

        WHEREAS, my employment with Travel Transaction Processing Corporation ("TTPC", together with each subsidiary and affiliate thereof the "Company") [terminated/will terminate] on                        ; and

        WHEREAS, in connection with the termination of my employment, I am entitled to certain payments and benefits under the terms of the Employment Agreement between me and the Company dated as of                        , 2003 (the "Employment Agreement") [insert any other relevant agreement references], subject to my execution and delivery of this Release; and

        WHEREAS, I am a party to the following agreements with the Company pursuant to which I acquired (or have the right to acquire) equity securities of the Company: Management Stock Subscription Agreement, dated as of            , 2003, Restricted Stock Subscription Agreement, dated as of            , 2003, Stock Option Agreement, dated as of            , 2003 [insert other equity agreements] (the "Management Equity Agreements");

        WHEREAS, I am entitled to certain benefits and subject to certain obligations pursuant to the Stockholders Agreement, dated as of            , 2003, among TTPC, [Name] and each of the other parties named in the schedules thereto (as amended from time to time in accordance with the terms thereof, the "Stockholders Agreement") and to the Registration Rights Agreement, dated as of                        , 2003 among TTPC and each of the other persons party thereto (as amended from time to time in accordance with the terms thereof, the "Registration Rights Agreement");

        WHEREAS, I, [insert name], acknowledge that I have been provided all monies owed through the date I sign this General Release of All Claims (the "Release") and that the Company has satisfied all obligations to me arising out of or relating to my employment with the Company or separation from such employment through the date I sign this Release; and

        NOW, THEREFORE, in consideration of the promises set forth herein, I, [Name], on behalf of myself, my agents, representatives, administrators, receivers, trustees, executives, successors, heirs, designees, legal representatives, assignees and attorneys hereby irrevocably and forever release, acquit and discharge TTPC, and all affiliated or related companies, parents, divisions, or subsidiaries, whether said entities are incorporated, unincorporated associations, partnerships or other entities and their owners, shareholders, officers, directors, agents, attorneys, partners, members, employees, insurers, successors and assigns and each of them (collectively, the "Company Group") from any and all debts, claims, demands, liabilities, actions or causes of action, of any kind, nature and description, past or present, known or unknown, which I now have, or may have or could assert against the Company Group arising out of, or in any way connected with, my employment or my separation from employment, including but not limited to any claims or demands for the following: wrongful discharge; breach of an implied or expressed employment contract; negligent or intentional infliction of emotional stress; defamation; fraud; discrimination and/or harassment based on age, sex, race, religion, national origin, sexual orientation, physical or mental disability, or medical condition; violation of any section of the AIDS Confidentiality Act, the Equal Employment for Persons with Disabilities Code, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, The Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Age Discrimination Act, the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, or any other federal, state or local laws or regulations; unpaid wages, salary, overtime compensation, bonuses, commissions, or other compensation of any sort; for damages of any nature, including compensatory, general, special or punitive; or for costs, fees or other expenses, including but not limited to attorneys' fees, incurred regarding these matters. The foregoing list is meant to be illustrative rather than inclusive. Notwithstanding the foregoing, this release and my understandings, agreements, representations and warranties set forth below do not (x) preclude me from seeking to obtain any payments or benefits to which I may be entitled under Section 8 of the Employment Agreement, under the Management Equity Agreements or under any applicable employee benefit plans (other than any severance plan or policy or any other benefit plan or program specifically referred to in the Employment Agreement and for which payment is made in accordance with the terms of the Employment Agreement, which payment is stated to be in satisfaction of my rights thereunder, or any Options, Share grants, subscription or other rights under the Management Equity Agreements that terminate upon my ceasing to be employed by the Company), but my entitlement to such payments and benefits, if any, will be determined in accordance with such agreements and any relevant plan documents or (y) release any rights under the Stockholders Agreement or the Registration Rights Agreement, which will be determined in accordance with the terms of such agreements.

        If I, [Name], initiate or participate in any legal action in violation of this release, TTPC may reclaim any amounts paid in respect of my termination, without waiving the release granted herein, and terminate any benefits or payments that are due to me, in addition to any other remedies.

        FURTHER, in consideration of said promises and as a further consideration for this Release, I, [Name], understand, agree, represent and warrant as follows:

        1.     That this is a full and final release applying to all unknown and unanticipated injuries, claims, or damages arising out of said employment, as well as to those now known or disclosed and that I, [Name], voluntarily waive all rights or benefits which I now have, with the express intention of releasing and extinguishing unknown or unsuspected obligations, and I warrant that I am currently unaware of any claim(s), rights(s), demands(s), or debt(s), actions(s), obligations(s), liability or causes(s) of action whatsoever against the Company which I have not released pursuant to this Release. I, [Name], understand, agree and acknowledge that this Release is intended to include in its effect, without limitation, claims and causes of action which I do not know of or suspect to exist in my favor at the time of executing this Release, and that this Release contemplates extinguishment of all such claims and causes of action.

        12.2. That, I, [Name], have had the opportunity to consult with a representative of my own choosing with respect to this Release; that I have read this Release; that I am fully aware of its contents and of its legal effect; and I freely and voluntarily entered into it.

        13.3. That, I, [Name], will not file or bring any claims, charges, complaints, or other actions against the Company or the Company Group arising out of or based upon the circumstances of my employment or my separation from employment, except as otherwise expressly required by law or with respect to matters not released hereunder.

        14.4. That, I, [Name], warrant that except as expressly set forth herein, no representations of any kind or character have been made to me by the Company or any of the Company's agents, representatives, employees or attorneys (or anyone else purporting to act in any such capacities) to induce me to execute this Release.

        15.5. That, I, [Name], acknowledge and agree that none of the Employment Agreement, the consideration given thereunder or this Release is to be construed as an admission by the Company or as an admission of any act or fact whatsoever.

        16.6. The consideration set forth in Section 8 of the Employment Agreement exceeds any amount and/or consideration to which I would otherwise be entitled under the Company's standard operating policies, practices, or as required by law. All amounts to which I would be entitled under the Company's policies, practices and/or as required by law have been tendered to me and are hereby acknowledged. Therefore, said consideration is not paid as wages or other compensation due, but is paid solely in consideration of this Release and the provisions set forth herein relating to Confidential Information.

        17.7. Compliance With Older Workers Benefit Protection Act.

        In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and [Name] do hereby acknowledge as follows:

          (a)   (a) That, I, [Name], acknowledge that this Release specifically applies to any rights or claims I may have against the Company or any party released herein under the federal Age Discrimination in Employment Act of 1967, as amended;

          (b)   (b) This Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Release is executed by the parties;

          (c)   (c) That, I, [Name], acknowledge that the consideration provided for in this Release and the provisions of this paragraph are in addition to that to which I am already entitled;

          (d)   (d) That, I, [Name], understand that this Release shall be revocable for a seven (7) day period following execution of this Release by me. Accordingly, this Release shall not become effective or enforceable until the expiration of this seven (7) day revocation period.

          (e)   (e) That, I, [Name], acknowledge that I have been advised of my right to consult with an attorney, and have in fact consulted with an attorney, prior to signing this Release and have been given a period of twenty-one (21) days within which to consider whether to sign this Release.

        18.   This Release is made in the State of New York and shall be interpreted under the laws of said State. Its language shall be construed as a whole, according to its fair meaning and not strictly for or against either party.

        19.   In the event that it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach thereof, the prevailing party in such action shall be entitled to costs and reasonable attorneys' fees.

        PLEASE READ CAREFULLY, THIS RELEASE INCLUDES A WAIVER AND A SETTLEMENT OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: , 20	[NAME]

Address:
DATED: , 2003	TRAVEL TRANSACTION PROCESSING CORPORATION
By:
Title:

QuickLinks

  Exhibit 10.60
EMPLOYMENT AGREEMENT
  Appendix A
  Appendix B
  Exhibit A
[FORM OF] GENERAL RELEASE OF ALL CLAIMS